 EXHIBIT 6.1

CUB CRAFTERS, INC. COMPENSATION AWARD PLAN

Effective August 31, 2022

1. Introduction. The Cub Crafters Compensation Award Plan is intended to compensate key employees who are expected to be instrumental to the success of the Company, including with respect to capital raising activities. Without limiting the specific application of the Plan provisions, the Awards granted hereunder may reflect the previously expressed intentions and determinations of the Board.

2. Definitions. The following definitions are applicable to the Plan:

Affiliate means an entity required to be treated as a single employer with the Company pursuant to Code Section 414(b) or 414(c).

Allocation Percentage means a Participant’s percentage share of any Award payable under the Plan. Separate Allocation Percentages may be provided with respect to each class of Stock that is awarded.

Award means the total actual number of shares of Stock payable to Participants under this Agreement at any one time. The Board shall determine the amount to be awarded from time to time (i.e., there may be separate awards). Awards are measured in shares of Stock.

Board means the Board of Directors of the Company or its delegate.

Cause shall have the same meaning as that term (or a similar term) is defined in the Participant’s employment contract with the Company or an Affiliate. If no such employment contract is in effect, “Cause” shall mean: (a) gross negligence in the performance of duties or gross neglect of duties; (b) termination of the Participant’s employment by the Company or an Affiliate for poor performance; (c) fraud, disloyalty or willful violation of any law or significant policy of the Company committed in connection with the Participant’s employment and resulting in an adverse effect on the Company or any Affiliate (including reputational); or (d) commission of an act that is finally determined by a court of law or by settlement to be either a felony or commission of a misdemeanor involving moral turpitude. With respect to items (a) through (c), the determination shall be made by the Board no later than 10 days following Separation from Service, the Board shall notify the Participant within 5 days following the determination, and the Participant shall have a right to appeal such determination in front of the Board within 60 days following the date of such notification.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the committee appointed by the Board to administer the Plan. If no Committee is appointed, then references to the Committee shall be deemed to refer to the Board.

Company means Cub Crafters, Inc. and its successors or assigns.

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Compensation means the amount payable to each Participant under this Plan. Compensation shall be measured in shares of Stock even if cash or other equivalent amounts are paid in lieu thereof.

Employee shall mean any person designated in the records of the Company as a common-law employee.

Participant means an Employee selected for participation in the Plan.

Plan means this Compensation Award Plan, as amended from time to time.

President means the person named by the Board as “President” of the Company at the applicable time. If at the applicable time there is no President, the President is not able to fulfill his functions hereunder, or the President has delegated his responsibilities hereunder to the Board, then the Board shall be deemed to be the President for purposes of the Plan, but only at the applicable time and (if applicable) to the extent delegated.

Section 409A means Section 409A of the Code and the regulations issued thereunder.

Separation from Service means the complete termination of the Participant's employment with the Company and all Affiliates. The transfer of employment from a Company to an Affiliate, or from one Affiliate to another Affiliate, shall not constitute a Separation from Service.

Stock means the common stock of the Company, which may either be Class A common stock or Class B common stock (or any other class of Stock that exists in the future).

Termination for Cause shall mean a Participant’s Separation from Service for Cause.

3. Administration. The Committee shall have sole and complete authority and discretion to: (a) administer and operate the Plan; (b) make, amend, interpret, and enforce all rules and regulations for the administration of the Plan; and (c) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee. Members of the Committee may participate in the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee may rely on information furnished by the Company or a professional advisor thereto. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with legal counsel who may be legal counsel to the Company.

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4. Eligibility for Participation; Vesting.

(a) The President of the Company shall participate in the Plan with respect to all Awards.

(b) The President shall, in his or her sole discretion, select which other Employees will participate in the Plan with respect to any Award and notify them of their participation.

(c) The Board may determine if any Participant’s Compensation will be subject to vesting provisions, and if so, what those vesting provisions will be. If the Compensation is paid in the form of Stock which is subject to vesting provisions, then the Participant may make a “Section 83(b)” election in accordance with Code Section 83(b) and the regulations thereunder.

5. Determination and Payment of Compensation; Related Matters.

With respect to any grant of Award:

(a) The Board shall determine the Allocation Percentage for the President in its sole discretion, and shall notify the President of his or her Allocation Percentage with respect to that grant. The Allocation Percentage shall take into account such performance factors as the Board determines appropriate with respect to the President, including Company performance, the President’s performance in performing services for the Company in any manner and with respect to any activity, including capital financing activities. The Board shall also determine the class of Stock to be awarded to the President.

(b) The President shall determine the Allocation Percentage for each Participant in his or her sole discretion, and shall notify each Participant of his or her Allocation Percentage with respect to that grant. The Allocation Percentage shall take into account such performance factors as the President determines appropriate with respect to the Participant, including Company performance, the Participant’s performance in performing services for the Company in any manner and with respect to any activity, including capital financing activities. The performance factors used by the President to determine a Participant’s Allocation Percentage may vary from Participant to Participant and from Award to Award. The President shall also determine the class of Stock to be awarded to a Participant.

(c) Each Participant’s Compensation shall be determined by multiplying the Award by the Participant’s Allocation Percentage. For example, if the Award is 30,000 shares of Stock, and the Participant’s Allocation Percentage with respect to that Award is 10 percent, then the Participant’s Compensation will be 3,000 shares of Stock (or the equivalent).

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(d) A Participant who experiences a Separation from Service for any reason other than death or termination by the Company (other than Termination for Cause) prior to the payment of his or her Compensation shall forfeit that Compensation, unless and to the extent the Board determines otherwise. The Committee may, in its sole discretion but with input from the Board, reallocate all or part of the forfeited Compensation among some or all of the remaining Participants in such manner as the Committee determines appropriate, or retain the forfeited Compensation in the Company.

(e) Compensation shall be paid in Stock (in the class of Stock that was awarded); provided, however, that, a portion of the Compensation may be paid in cash, as the Committee determines appropriate (e.g., so that there are funds to make income tax payments or to satisfy tax withholding obligations). To the extent that Compensation is paid in cash, the number of shares of Stock paid to the Participant shall be reduced by the number of shares determined by dividing the cash amount by the per share value of the Stock determined at the conclusion of the Reg A Offering.

(f) Compensation shall be paid to a Participant no later than the March 15th of the year following the year in which the Board grants the Award (so that the Plan qualifies as a “short-term deferral plan” that is exempt from Section 409A). In the event the Participant dies before the payment of Compensation to which he or she is entitled, payment shall be made to the Participant’s estate.

6. Shareholder Agreement. Stock paid to a Participant as Compensation shall be subject to the terms and conditions of any shareholder or similar agreement then in effect, including but not limited to transfer restrictions and confidentiality, noncompetition and nonsolicitation provisions.

7. Forfeiture Upon Termination for Cause. If a Participant experiences a Termination for Cause prior to payment of his Compensation, he shall forfeit his Compensation. If the Participant (or the Participant’s estate) received Compensation and it is subsequently determined that the Participant was Terminated for Cause, then the Compensation shall, at the written request of the Committee, be returned by the Participant or the Participant’s estate to the Company.

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8. Assignments and Transfers. No right or interest of any Participant in the Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including, without limitation, execution, levy, garnishment, attachment, pledge, or bankruptcy. Any attempt to assign or transfer a Participant’s interest in the Plan is void ab initio.

9. Employee Rights Under the Plan. No Employee shall have a right to be selected as a Participant, and no Employee shall have any claim or right to receive Compensation of any specific amount (and without limiting the foregoing to be designated a specific Allocation Percentage with respect to any Award). Neither the Plan nor any action taken hereunder shall be construed as giving any Participant the right to be retained in the employment of the Company or an Affiliate.

10. Withholding. The Company may deduct from Compensation or any other remuneration to the Participant the amounts required by law to be withheld for taxes or to comply with other applicable law.

11. No Other Benefits. Compensation paid hereunder shall not be taken into account for purposes of determining any other benefits due to the Participant. Without limiting the foregoing, Compensation may not be taken into account to determine contributions or benefits under a tax-qualified plan unless that plan provides specifically to the contrary.

12. Amendment or Termination. The Board may amend or terminate the Plan at its sole discretion, provided, however, that no amendment or termination shall adversely affect the then-vested interest of any Participant in his Compensation, unless the Participant agrees in writing.

13. Section 409A. It is intended that Section 409A not apply to the Plan, since the Plan is not intended to provide deferred compensation within the meaning of Section 409A. The Plan shall be administered and interpreted accordingly.

14. No Funding. Nothing contained in the Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company, an Affiliate, and any Participant or any other person. Amounts due to a Participant under the Plan shall be from the general funds of the Company. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Company.

15. Indemnification. No member of the Committee, nor the President, when acting hereunder (each an “Indemnified Person”), shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan. Each Indemnified Person shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expenses (including attorney fees) arising therefrom to the full extent permitted by law or regulation, and under any directors' and officers' liability or similar insurance coverage that may be in effect from time to time.

16. Effect on Other Benefit Plans. Participation in this Plan and the payment of compensation hereunder shall not be taken into account in determining whether any other compensation of any type or nature is paid to the Participant, or whether the Participant may participate in any benefit plan (or the payment of compensation or benefits under such benefit plan), except as otherwise provided in such plan.

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17. Adjustments. In the event of any recapitalization, reclassification, stock dividend, stock split, any additional issuance of Stock or other securities, reverse stock split or other distribution with respect to the shares of Stock, or any similar corporate transaction or event in respect of the Stock, the Committee shall, in order to prevent the diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, make a proportionate adjustment in: (a) the number and class of shares of Stock made available for grant, allocation, payment or otherwise hereunder; (b) the price of shares of Stock; or (c) any other Award terms that are affected by the event. Notwithstanding anything in the Plan to the contrary, in the event of any such transaction or occurrence, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustments or alternative payments made pursuant to this Section 17 shall be made in a manner consistent with Section 409A of the Code. Except as set forth in this Section 17, no Participant shall have any other rights by reason of any recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of Stock, or any similar corporate transaction or event in respect of the Stock.

18. Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Delaware, except to the extent that such laws are preempted by Federal law.

19. Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply and vice versa; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

20. Headings. Paragraph headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

21. Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

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The Company has signed the Plan as of August 31, 2022.

CUB CRAFTERS, INC.

By:	/s/ Susan Richmond
Susan Richmond – Director, Shareholder

By:	/s/ Patrick Horgan
Patrick Horgan – President & CEO

By:	/s/ Bradley Damm
Bradley Damm – Vice President, Sales & Marketing

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